1136 Oak Valley Drive
Ann Arbor, Michigan 48108
www.tecumseh.com

FOR IMMEDIATE RELEASE
Contact:	Jim Connor
Tecumseh Products
734-585-9407
Investor.relations@tecumseh.com

Tecumseh Products Company Reports Second-Quarter 2010 Results

ANN ARBOR, Mich. – August 5, 2010 – Tecumseh Products Company (NASDAQ - TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported for the quarter ended June 30, 2010, a net loss of $5.1 million, or $0.27 per diluted share.  This compares with a net loss of $24.9 million, or $1.35 per diluted share, for the same period in 2009.  The second quarter 2010 loss includes $7.3 million in expenses related to settlement of a portion of our anti-trust litigation and $1.2 million for additional estimated environmental costs associated with remediation activities at our former Tecumseh, Michigan facility.

The second quarter 2010 adjusted operating profit(1) totaled $1.4 million, compared to an adjusted operating loss(1) of $29.3 million in the prior year.  Results were favorably impacted by increased sales volumes, productivity gains, sales mix increases, favorable changes in raw materials costs, reduced professional fees and reduced payroll, benefits and related employee expenses.  These favorable factors were partially offset by a reduction of pension credits and unfavorable foreign currency effects. The second quarter 2010 operating loss, as reported under GAAP, was $7.1 million, which included $8.5 million in impairments, restructuring charges and other items, compared to an operating loss of $30.4 million, which included $1.1 million of impairments, restructuring charges and other items, in the prior year.

 “We are pleased with the solid improvements in our operational results during the first half of 2010” said  Jim Wainright, President of Tecumseh Products Company.  “We are encouraged to see our cost reduction efforts combined with productivity improvements and increased sales contributed to an adjusted operating profit(1) of $1.4 million in the second quarter of 2010, compared to an adjusted operating loss(1) of $29.3 million in the same period in 2009.  While we expect general economic conditions to remain uncertain, we will focus on generating appropriate levels of cash from operations, cost reductions, and operating improvements to position Tecumseh Products Company to return to profitability”.

For the quarter, net sales were $249.3 million, up 52.3%, from $163.7 million in the same period in 2009. Excluding the impact of foreign currency translation, second quarter net sales increased by 46.2%. The net sales increase was primarily driven by stronger economic conditions, higher availability of consumer credit, and unusually hotter and more humid weather in our Brazilian market.  We also believe that a portion of the sales volume increases across all product lines were the result of increased market share between quarters.

Gross profit increased by $27.0 million from $4.0 million, or 2.4%, in the second quarter of 2009 to $31.0 million, or 12.4%, in the second quarter of 2010. The increase in gross profit in the second quarter of 2010 included the effect of volume increases, productivity gains, sales mix increases and favorable changes in raw materials costs as compared to the same quarter of 2009.  These favorable factors were partially offset by a reduction of pension credits and unfavorable foreign currency effects.

Selling and administrative (“S&A”) expenses decreased by $3.7 million from $33.3 million in the second quarter of 2009 to $29.6 million in the second quarter of 2010.  The lower expense was primarily attributable to lower professional fees and a decrease in payroll, benefits and other related employee expenses.  As a percentage of net sales, S&A expenses were 11.9% in the second quarter of 2010 compared to 20.3% in the second quarter of 2009, primarily due to an increase in sales.

We recorded expense of $8.5 million in impairments, restructuring charges, and other items in the second quarter of 2010 compared to $1.1 million in the same period of 2009.  In the second quarter of 2010, these expenses included $7.3 million in expenses related to settlement of a portion of our anti-trust litigation and $1.2 million for additional estimated environmental costs associated with remediation activities at our former Tecumseh, Michigan facility.

(1)  A reconciliation of adjusted operating profit (loss), a non-GAAP financial measure, to reported operating loss appears below.

For the first half of 2010, a net loss of $47.0 million, or $2.55 per diluted share, compares with a net loss of $48.8 million, or $2.64 per diluted share, for the same period in 2009.  The first half of 2010 loss includes a $40.1 million expense related to the hourly pension plan reversion that generated $43.6 million in cash (net of excise taxes), $7.3 million in expenses related to settlement of a portion of our anti-trust litigation, and $1.2 million for additional estimated environmental costs associated with remediation activities at our former Tecumseh, Michigan facility.

The first half of 2010 adjusted operating profit(1) totaled $1.6 million, compared to an adjusted operating loss(1) of $52.2 million in the prior year.  Results were favorably impacted by increased sales volumes, productivity gains, favorable foreign currency effects, sales mix increases, favorable changes in commodity prices and raw materials costs, reduced professional fees and reduced payroll, benefits and related employee expenses.  These favorable factors were partially offset by a reduction of pension credits and events favorable to the first half of 2009 that did not recur in 2010, including a favorable change in estimate for warranty claims and a favorable litigation settlement, both in 2009.  The first half of 2010 operating loss, as reported under GAAP, was $46.9 million, which included $48.5 million in impairments, restructuring charges and other items, compared to an operating loss of $59.2 million, which included $7.0 million of impairments, restructuring charges and other items, in the prior year.

For the first two quarters, net sales were $488.0 million, up 54.9%, from $315.0 million in the same period in 2009. Excluding the impact of foreign currency translation, first two quarters net sales increased by 43.2%.  The net sales increase was primarily driven by stronger economic conditions, higher availability of consumer credit, and unusually hotter and more humid weather in our Brazilian market.  We also believe that a portion of the sales volume increases across all product lines were the result of increased market share between quarters.

Gross profit increased by $46.2 million from $13.5 million, or 4.3%, in the first half of 2009 to $59.7 million, or 12.2%, in the first half of 2010. The increase in gross profit in the first half of 2010 included the effect of volume increases, productivity gains, favorable foreign currency effects, sales mix increases and favorable changes in commodity and other raw materials costs as compared to the same quarter of 2009.  In contrast, items totaling $3.3 million that were favorable to the first half of 2009 results did not recur in the first half of 2010.  These included a favorable change in estimate for warranty claims and favorable litigation settlement.  In addition, a reduction of pension credits reduced gross profit by $3.6 million.

Selling and administrative (“S&A”) expenses decreased by $7.6 million from $65.7 million in the first two quarters of 2009 to $58.1 million in the first two quarters of 2010.  The lower expense was primarily attributable to a decrease in payroll, benefits and other related employee expenses and lower professional fees, partially offset by increases in other expenses.  As a percentage of net sales, S&A expenses were 11.9% in the first two quarters of 2010 compared to 20.9% in the first two quarters of 2009, primarily due to increased sales.

We recorded expense of $48.5 million in impairments, restructuring charges, and other items in the first two quarters of 2010 compared to $7.0 million in the same period of 2009.  In the first two quarters of 2010, these expenses included $40.1 million in expenses related to the reversion of our hourly pension plan, primarily settlement losses, increased benefits costs and excise tax on the proceeds from the reversion, $7.3 million in expenses related to settlement of a portion of our anti-trust litigation and $1.2 million for additional estimated environmental costs associated with remediation activities at our former Tecumseh, Michigan facility.

Cash and Liquidity

We ended the first two quarters with cash and cash equivalents of $74.8 million. In the first two quarters of 2010, cash used in operations amounted to $34.0 million as compared to $24.1 million of cash used in operations in the first two quarters of 2009.  A significant element of the change in cash in the first two quarters was the net proceeds of $43.6 million (after payment of excise tax) realized from the reversion of our hourly pension plan.  A significant use of cash was increased working capital of $65.4 million and our net loss of $47.0 million less the non-cash impacts of the settlement charges of the hourly pension plan reversion of $29.2 million, depreciation and amortization of $19.8 million, write off of debt issuance costs of $1.1 million, investment impairment of $0.4 million and share-based compensation of $0.9 million, partially offset by a deferred tax benefit of $7.8 million, and the curtailment of our post retirement benefits of $7.0 million.

(1)  A reconciliation of adjusted operating profit (loss), a non-GAAP financial measure, to reported operating loss appears below.

Higher inventory levels due to our increased sales volumes used $26.9 million in cash during the first two quarters, although we reduced days inventory on hand by two days compared to December 31, 2009.  Increased accounts receivable used $85.1 million of cash during the first half of 2010, primarily as a result of increased sales volume, lower sales toward the end of the fourth quarter of 2009 and an increase in days sales outstanding of fourteen days compared to December 31, 2009, primarily due to decreased use of accounts receivable discounting programs in Brazil.  Payables and accrued expenses provided $46.6 million in cash, primarily as a result of increased inventory purchases due to increased sales volumes and increased payable days outstanding of three days compared to December 31, 2009.

Our borrowings under current credit facilities at foreign subsidiaries totaled $59.2 million at June 30, 2010, of which $3.0 million was long-term. The increase in borrowings in the first two quarters of 2010 compared to the first two quarters of 2009 is mainly due to our cash management strategy of reducing our accounts receivable discounting programs in our Brazilian operations and instead using government sponsored credit lines, which have a lower interest rate.

We expect to recover $36.5 million of refundable taxes in Brazil before the end of 2010, based upon the historical payment patterns of the Brazilian tax authorities and the U.S. dollar-to-real exchange rate as of June 30, 2010.

Conference Call
We will broadcast our financial results conference call live over the Internet on Friday, August 6, 2010, at 11:00 a.m. Eastern.  Webcast information can be found in the Investor Relations section of www.tecumseh.com.

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURE

(Millions of dollars)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with a non-GAAP financial measure – adjusted operating profit (loss).  We believe this non-GAAP measure provides meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit (loss) is an important indicator of our operations because it excludes items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying business.  Because this non-GAAP financial measure is not standardized, it may not be possible to compare our adjusted operating profit (loss) with other companies' GAAP or non-GAAP financial measures having the same or similar names.  This adjusted financial measure should not be considered in isolation or as a substitute for reported operating loss, the most directly comparable GAAP financial measure. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measure, provides a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure adjusted operating profit, with the most directly comparable GAAP financial measure, reported operating loss, for the three months ended June 30, 2010 and 2009.

	Three Months	Three Months
	Ended	Ended
	June 30, 2010	June 30, 2009
	Operating (Loss) Profit	Operating (Loss) Profit

Reported GAAP Measure	$(7.1)	$(30.4)

Legal Settlement (a)	7.3	—
Environmental Reserve and Severance, Restructuring Charges, and Other Items (b)	1.2	1.1

Adjusted Non-GAAP measure	$1.4	$(29.3)

(a)	During the second quarter of 2010 we recognized an expense of $7.3 million related to the settlement of a portion of anti-trust litigation.

(b)
2010 includes $1.2 million for environmental costs associated with remediation activities at our former Tecumseh, Michigan facility and $0.4 million charge for severance, restructuring costs, and special termination benefits which is offset by a $0.4 million curtailment gain as a result of terminating post-retirement benefits for a closed facility.  2009 relates to charges for severance and restructuring costs.

The reconciliation provided below reconciles the non-GAAP financial measure adjusted operating profit, with the most directly comparable GAAP financial measure, reported operating loss, for the six-months ended June 30, 2010 and 2009.

	Six Months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2009
	Operating (Loss) Profit	Operating (Loss) Profit

Reported GAAP Measure	$(46.9)	$(59.2)

Legal Settlement (c)	7.3	—
Settlement loss on hourly pension plan reversion and excise tax Expense on proceeds from hourly retirement plan reversion (d)	40.1	—
Environmental Reserve and Severance, Restructuring
Charges, and Other Items (e)	1.1	7.0

Adjusted Non-GAAP measure	$1.6	$(52.2)

(c)	2010 includes an expense of $7.3 million related to the settlement of a portion of anti-trust litigation.

(d)	During the first quarter of 2010 we recognized an expense of $40.1 million related to the reversion of our hourly pension plan that generated net cash of $43.6 million.

(e)
2010 includes $1.2 million for environmental costs associated with remediation activities at our former Tecumseh, Michigan facility and $0.9 million charge for severance and $0.4 million charge for impairment of investment, partially offset by receipt of $1.0 million in final settlement of a previously terminated salaried pension plan and a $0.4 million curtailment gain as a result of terminating post-retirement benefits for a closed facility.  2009 includes $4.4 million related to charges incurred for severance and restructuring costs and $2.3 million environmental reserve established for remediation activities on our former Tecumseh, Michigan facility and $0.3 million loss on transfer of surplus land.

About Tecumseh Products Company
Tecumseh Products Company is a full-line, independent global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems.  Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of  Tecumseh Products Company. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology.  Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, and new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global-economic conditions and the condition of credit markets, which may magnify other risk factors; ii) the success of our ongoing effort to bring costs in line with projected production levels and product mix; iii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; iv) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; v) actions of competitors in highly competitive markets with intense competition; vi) our ability to maintain adequate liquidity in total and within each foreign operation; vii) the effect of terrorist activity and armed conflict; viii) economic trend factors, such as housing starts; ix) the ultimate cost of defending and resolving environmental and legal matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; x) weather conditions affecting demand for replacement products; xi) emerging governmental regulations; xii) our ability to profitably develop, manufacture and sell both new and existing products; xiii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) increased or unexpected warranty claims; and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this release, and  Tecumseh Products Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.